Exhibit 1.2

PRICING AGREEMENT

Goldman, Sachs & Co.
Morgan Stanley & Co. Incorporated

As Representatives of the several
Underwriters named in Schedule I hereto

November 29, 2007

Ladies and Gentlemen:

Aetna Inc., a Pennsylvania corporation (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement dated as of June 6, 2006 (the “Underwriting Agreement”), to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) the debt securities specified in Schedule II hereto (the “Designated Securities”). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of each of the Underwriters of the Designated Securities pursuant to Section 15 of the Underwriting Agreement and the address of the Representatives referred to in such Section 15 are set forth at the end of Schedule II hereto.

Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and to sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.

If the foregoing is in accordance with your understanding, please sign and return to us counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination upon request.

Very truly yours,

AETNA INC.

By:	/s/ Alfred P. Quirk, Jr.
	Name:	Alfred P. Quirk, Jr.
	Title:	Vice President, Finance and Treasurer

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Accepted as of the date hereof:

Goldman, Sachs & Co.
Morgan Stanley & Co. Incorporated

On behalf of each of the
Underwriters

By: Goldman, Sachs & Co.

By:	/s/ Goldman, Sachs & Co.
(Goldman, Sachs & Co.)

By: Morgan Stanley & Co. Incorporated

By:	/s/ Yurij Slyz
Name:	Yurij Slyz
Title:	Vice President

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SCHEDULE I

TO PRICING AGREEMENT

Underwriter	Principal Amount of 6.75% Senior Notes due 2037 to be Purchased
Goldman, Sachs & Co.	$227,500,000
Morgan Stanley & Co. Incorporated	227,500,000
Bank of America Securities LLC	21,777,777
Barclays Capital Inc.	21,777,777
Citigroup Global Markets Inc.	21,777,778
Credit Suisse Securities (USA) LLC	21,777,778
Deutsche Bank Securities Inc.	21,777,778
J.P. Morgan Securities Inc.	21,777,778
Greenwich Capital Markets, Inc.	21,777,778
UBS Securities LLC	21,777,778
Wachovia Capital Markets, LLC	21,777,778
BNY Capital Markets, Inc.	8,166,666
Fifth Third Securities, Inc.	8,166,666
Lazard Capital Markets LLC	8,166,667
NatCity Investments, Inc.	8,166,667
Piper Jaffray & Co.	8,166,667
PNC Capital Markets LLC	8,166,667
Total	$700,000,000

SCHEDULE II
TO PRICING AGREEMENT

TITLE OF DESIGNATED SECURITIES:

6.75% Senior Notes due December 15, 2037 (hereinafter referred to as the “Notes”)

AGGREGATE PRINCIPAL AMOUNT:

$700,000,000

PRICE TO PUBLIC:

99.322% of the principal amount of the Notes, plus accrued interest, if any, from December 4, 2007.

PURCHASE PRICE BY UNDERWRITERS:

98.447% of the principal amount of the Notes, plus accrued interest, if any, from December 4, 2007.

SPECIFIED FUNDS FOR PAYMENT OF PURCHASE PRICE:

Immediately Available Funds

INDENTURE:

Senior Indenture dated as of March 2, 2001, between the Company, and U.S. Bank National Association, successor in interest to State Street Bank and Trust Company, as Trustee.

MATURITY:

December 15, 2037

INTEREST RATE:

6.75% per annum

INTEREST PAYMENT DATES:

June 15 and December 15, beginning June 15, 2008.

REDEMPTION PROVISIONS:

Optional Redemption

The Notes will be redeemable at any time, in whole or in part, at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes being redeemed, or

•
the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed from the redemption date to the maturity date discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 40 basis points, plus, in each case, any interest accrued but not paid to the date of redemption.

“Treasury Rate” means, with respect to any redemption date for any portion of the Notes,

•
the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the maturity date for the Notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month), or

•
if the release referred to in the previous bullet (or any successor release) is not published during the week preceding the calculation date or does not contain the yields referred to above, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an “Independent Investment Banker” as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes to be redeemed.  “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

“Comparable Treasury Price” means, with respect to any redemption date for any Notes, the average of all Reference Treasury Dealer Quotations (as defined below) obtained.

“Reference Treasury Dealer” means each of Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated.  If any Reference Treasury Dealer ceases to be a primary U.S. government securities dealer in New York City (a “PrimaryTreasury Dealer”), the Company will substitute another Primary Treasury Dealer for that dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by that Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding the redemption date.

Notice of any redemption will be mailed at least 30 days but no more than 60 days before the redemption date to each holder of Notes to be redeemed.

Unless the Company defaults in payment of the redemption price, interest will cease to accrue on the Notes or portions of the Notes called for redemption on and after the redemption date.

Repurchase Upon a Change of Control

If a Change of Control Triggering Event occurs, unless the Company has exercised its right to redeem the Notes in full, as described under “Optional Redemption” above, the Company will make an offer to each holder (the “Change of Control Offer”) to repurchase any and all (equal to $2,000 or an integral multiple of $1,000) of such holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest, if any, thereon, to the date of repurchase (the “Change of Control Payment”).Within 30 days following any Change of Control Triggering Event, the Company will mail a notice to holders of Notes describing the transaction or transactions that constitute the Change of Control

Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no less than 30 days and no more than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Notes and described in such notice.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control repurchase provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control repurchase provisions of the Notes by virtue of such conflicts.

The Company will not be required to offer to repurchase the Notes upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party repurchases on the applicable date all Notes properly tendered and not withdrawn under its offer; provided that for all purposes of the Notes and the Senior Indenture, a failure by such third party to comply with the requirements of such offer and to complete such offer shall be treated as a failure by the Company to comply with its obligations to offer to purchase the Notes unless the Company promptly makes an offer to repurchase the Notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, thereon, to the date of repurchase, which shall be no later than 30 days after the third party’s scheduled Change of Control Payment Date.

On the Change of Control Payment Date, the Company will, to the extent lawful:

•	accept or cause a third party to accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

•	deposit or cause a third party to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

•	deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an officer’s certificate stating the principal amount of Notes or portions of Notes being purchased.

“Below Investment Grade Rating Event” means the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the earlier of (1) the occurrence of a Change of Control and (2) public notice of the Company’s intention to effect a Change of Control, in each case until the end of the 60-day period following public notice of the occurrence of the Change of Control; provided, however, that if (i) during such 60-day period one or more Rating Agencies has publicly announced that it is considering the possible downgrade of the Notes, and (ii) a downgrade by each of the Rating Agencies that has made such an announcement would result in a Below Investment Grade Rating Event, then such 60-day period shall be extended for such time as the rating of the Notes by any such Rating Agency remains under publicly announced consideration for possible downgrade to a rating below an Investment Grade Rating and a downgrade by such Rating Agency to a rating below an Investment Grade Rating could cause a Below Investment Grade Rating Event. Notwithstanding the foregoing, a rating event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a rating event for purposes of the definition of Change of Control Triggering Event) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at the Company’s or the Trustee’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the rating event).

“Change of Control” means the occurrence of any of the following: (1) direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Company or one of its subsidiaries becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s voting stock; or (3) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors; provided, however, that a transaction will not be deemed to involve a Change of Control if (A) the Company becomes a wholly owned subsidiary of a holding company and (B)(x) the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s voting stock immediately prior to that transaction or (y) immediately following that transaction no Person is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company. For purposes of this definition, “voting stock” means capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of the Company, even if the right to vote has been suspended by the happening of such a contingency.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who (1) was a member of the Board of Directors of the Company on the date of the issuance of the Notes; or (2) was nominated for election or elected to the Board of Directors of the Company with the approval of a majority of the Continuing Directors who were members of such Board of Directors of the Company at the time of such nomination or election (either by specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director).

“Fitch” means Fitch Ratings Inc.

“Investment Grade Rating” means a rating by Moody’s equal to or higher than Baa3 (or the equivalent under a successor rating category of Moody’s), a rating by S&P equal to or higher than BBB- (or the equivalent under any successor rating category of S&P), a rating by Fitch equal to or higher than BBB- (or the equivalent under any successor rating category of Fitch), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Company under the circumstances permitting the Company to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of “Rating Agencies”.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agencies” means (1) Moody’s, S&P and Fitch; and (2) if any or all of Moody’s, S&P or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, that the Company selects (pursuant to a resolution of the Company’s Board of Directors) as a replacement agency for any of Moody’s, S&P or Fitch, or all of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

SINKING FUND PROVISIONS:

No sinking fund provisions

TIME OF DELIVERY:

9:00 a.m. Eastern time on December 4, 2007

CLOSING LOCATION:

Sullivan & Cromwell LLP, 125 Broad Street, New York, New York10004

NAMES AND ADDRESSES OF REPRESENTATIVES:

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

SCHEDULE III
TO PRICING AGREEMENT

Specify Time of Sale and Time of Sale Information

Time of Sale

3 p.m. on November 29, 2007

Time of Sale Information

Preliminary Prospectus dated November 29, 2007

Free Writing Prospectus dated November 29, 2007

SCHEDULE IV
TO PRICING AGREEMENT

Term Sheet for Designated Securities

$700,000,000 6.75% Senior Notes due Dec 15, 2037

Issuer:	Aetna Inc.
Ratings (Moody’s/S&P/Fitch) :	A3/A-/A-
Note Type:	Senior Notes
Legal Format:	SEC Registered
Principal Amount:	$700,000,000
Trade Date:	November 29, 2007
Settlement Date (T+3 days):	December 4, 2007
Maturity Date:	December 15, 2037
Coupon:	6.75%
Interest Payment Frequency:	Semi-annual
Interest Payment Dates:	December 15 and June 15
First Pay Date:	June 15, 2008
Day Count:	30/360
Pricing Benchmark:	4.75% due 2/2037
Benchmark Spot:	106-16+
Benchmark Yield:	4.353%
Reoffer Spread to Benchmark:	+245 bps
Reoffer Yield:	6.803%
Price to Public / Reoffer Price:	99.322%
Underwriting Fees:	0.875%
Use of Proceeds:	Net proceeds will be used to repay outstanding commercial paper and, to the extent of any remaining proceeds, for general corporate purposes, including share repurchases
Optional Redemption:	At the greater of 100% of the principal amount of the notes or at a make-whole using a discount rate of Treasury plus 40 basis points
Minimum Denomination:	$2,000 x $1,000
Joint Bookrunning Managers:	Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated
Senior Co-Managers:	Bank of America Securities LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Greenwich

Capital Markets, Inc., UBS Securities LLC, Wachovia Capital Markets, LLC
Junior Co-Managers:	BNY Capital Markets, Inc., Fifth Third Securities, Inc., Lazard Capital Markets LLC, NatCity Investments, Inc., Piper Jaffray & Co., PNC Capital Markets LLC
CUSIP Number:	00817Y AG3
ISIN Number:	US00817YAG35

Aetna Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents Aetna Inc. has filed with the SEC for more complete information about Aetna Inc. and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov.  Alternatively, copies of the prospectus and the prospectus supplement may be obtained from Goldman, Sachs & Co. by calling 1-866-471-2526 or from Morgan Stanley & Co. Incorporated by calling 1-866-718-1649